SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A


                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:    BOB Trust

Address of Principal Business Office (No. & Street, City, State Zip Code):

         2005 Market Street
         Philadelphia, PA  19103-7094

Telephone Number (including area code):

         (800) 523-1918

Name and address of agent for service of process:

         Corporation Service Company
         2711 Centerville Road
         Suite 400
         Wilmington, DE  19808

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X]        NO [ ]

                                    SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Philadelphia and the Commonwealth of Pennsylvania on the 21st day of April, 2003.

                                    BOB Trust


                                    By: /s/ David K. Downes
                                        --------------------------
                                            David K. Downes
                                            President



Attest:
         /s/ Brian L. Murray, Jr.
         ---------------------------
         Name:  Brian L. Murray, Jr.
         Title: Assistant Secretary

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